EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ViroPharma Incorporated:

We consent to the use of our report dated March 11, 2005, with respect to the consolidated balance sheets of ViroPharma Incorporated and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows, for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 11, 2005